Exhibit 1

JOINT FILING AGREEMENT

The persons below hereby agree that the Schedule 13D to which this agreement is attached as an exhibit, as well as all future amendments to such Schedule 13D, shall be filed jointly on behalf of each of them. This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934.

Dated: June 25, 2024

PERCEPTIVE ADVISORS LLC

By:	/s/ Joseph Edelman
Name:	Joseph Edelman
Title:	Managing Member

/s/ Joseph Edelman
JOSEPH EDELMAN

VERONICA INTERMEDIATE HOLDINGS, LLC

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	President

VERONICA HOLDINGS, LLC

By:	/s/ Konstantin Poukalov
Name:	Konstantin Poukalov
Title:	President